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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Thomasville Furniture Industries, Inc.:

We consent to the inclusion of our report dated January 20, 1995, except as to note 1, which is as of April 7, 1995, with respect to the consolidated balance sheets of Thomasville Furniture Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K/A-1 of INTERCO INCORPORATED dated January 16, 1996.

Our report refers to changes in accounting for postemployment benefits, postretirement benefits and income taxes.


                                                KPMG Peat Marwick LLP
Greensboro, North Carolina
January 16, 1996